CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form SB-2 Registration Statement of our report dated November 1, 2002 on the balance sheet of Golden Grain Energy, L.L.C. as of September 30, 2002 and the related statements of operations, changes in members' equity and cash flows for the period from inception (March 18, 2002 to September 30, 2002, and to the reference to our firm under the caption "Experts" in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Minneapolis, Minnesota
November 25, 2002